Øivind Lorentzen III Elected To Genesee & Wyoming Inc. Board of Directors

Greenwich, Conn., August 7, 2006 /PRNewswire-FirstCall/ — The Board of Directors of Genesee & Wyoming Inc. (GWI) (NYSE: GWR) has elected Øivind Lorentzen III, President and Chief Executive Officer of Northern Navigation International, Ltd. to serve as a Director, effective August 3, 2006.

Mr. Lorentzen founded Northern Navigation in 1990 and has been its President and Chief Executive Officer since inception. Northern Navigation, which has offices in Stamford, Connecticut, and Oslo, Norway, is an investment management and ship-owning company, concentrating in specialized transportation and structured finance. From 1979 to 1990, Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil.

Mr. Lorentzen currently serves on the Board of Directors of SEACOR Holdings Inc. (NYSE: CKH), a global provider of marine support and transportation services primarily to the energy and chemical industries, where he is Chairman of the Audit Committee. He also serves on the Board of Directors of Blue Danube Inc., which provides barge transportation and marine services to the barge industry.

Mr. Lorentzen is a member of the Council on Foreign Relations and the Norwegian-American Chamber of Commerce Inc., and a Trustee of the American Scandinavian Foundation.

“We are pleased to have Øivind Lorentzen join our Board,” said Mortimer B. Fuller III, GWI’s Chairman and Chief Executive Officer. “Øivind’s international transportation experience, his knowledge of the shipping industry and his financial acumen make him an excellent addition to our Board.”

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia, and Bolivia. GWI operates over 5,900 miles of owned and leased track and approximately 3,700 additional miles under track access arrangements.

SOURCE: Genesee & Wyoming Inc.

CONTACT:	Christopher Capot, Corporate Communications, Genesee & Wyoming Inc., 203-629-3722, ccapot@gwrr.com.